                                                                      EXHIBIT 5

                                                     May 7, 1998


Pulte Corporation
33 Bloomfield Hills Parkway, Suite 200
Bloomfield Hills, Michigan 48304

         Re:      Registration Statement on Form S-8 Relating to
                  Pulte Corporation 1997 Stock Plan for Nonemployee Directors

Ladies and Gentlemen:

         We have represented Pulte Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 66,700 shares of the Company's Common Stock (the "Common Stock"), to be issued pursuant to the Pulte Corporation 1997 Stock Plan for Nonemployee Directors (the "Plan").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of the Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, when issued by the Company in accordance with the Plan and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                               Very truly yours,

                                           /s/ Honigman Miller Schwartz and Cohn
                                               HONIGMAN MILLER SCHWARTZ AND COHN